Monthly Compliance Report pursuant to the Rule 10f-3*
For the period from July 1, 2010 to December 31, 2010
JPM Value Opportunities Fund

Fund	Trade Date	Issuer	CUSIP	Shares	Offering Price	Spread	Cost	Dealer Executing Trade	% of Offering	Syndicate
JPMorgan Value Opportunities Fund	7/23/10	Apache Corporation (APA) Secondary	03741110	13,200	$ 88.00	$2.64	$ 1,161,600.00	Goldman Sachs and Company New York	2.26%	Goldman Sachs & Co., BofA Merrill Lynch, Citigroup Global Markets, J.P. Morgan Securities
JPMorgan Value Opportunities Fund	10/26/10	ProLogis (PLD) Secondary	74341010	47,600	$ 12.30	$0.48	$ 585,480.00	Morgan Stanley and Company	0.73%	BofA Merrill Lynch, Morgan Stanley, Goldman Sachs & Co., J.P. Morgan, Citi, Deutsche Bank Securities, Wells Fargo Securities, Credit Agricole CIB, ING, Scotia Capital, SMBC Nikko
JPMorgan Value Opportunities Fund	11/18/10	General Motors Company (GM) IPO	37045V10	94,000	$ 33.00	$0.25	$ 3,102,000.00	Morgan Stanley and Company	1.10%
Morgan Stanley, J.P. Morgan, BofAMerrill Lynch, Citi, Barclays Capital, Credit Suisse, Deutsche Bank Securities, Goldman Sachs & Co., RBC Capital Markets, Bradesco BBI, CIBC, Commerzbank, BNY Mellon Capital Markets, LLC, ICBC International, Itau BBA, Lloyds TSB Corporate Markets, CICC, Loop Capital Markets, The Williams Capital Group, L.P>, Soleil Securities Corporation

* All issuers have been reviewed and confirmed to have a continuous operating history of not less than three years (Including the operations of predecessors).